Exhibit 10.18

GENERAL WAIVER AND RELEASE OF CLAIMS

THIS GENERAL WAIVER AND RELEASE OF CLAIMS IS ENTERED INTO THIS 17TH DAY OF JANUARY, 2006 BETWEEN MEDICAL STAFFING NETWORK HOLDINGS, INC., MEDICAL STAFFING NETWORK, INC. (COLLECTIVELY “MSN”) AND GARY PECK.

1.  Resignation. MSN has accepted your resignation effective January 16, 2006. For purposes of this Waiver and Release, MSN has agreed to treat your resignation as a Termination by the Executive for Good Reason, as that term is defined in your Employment Agreement with MSN, a copy of which is attached as Exhibit A.

2.  Contractual Requirement to Execute a General Waiver and Release of Claims (Waiver and Release). Pursuant to Section 6(f)(iv) in your Employment Agreement, payment of any amounts pursuant to Section 6(f), Payments upon Termination shall be expressly conditioned upon your execution of this Waiver and Release against MSN and its officers, directors, agents, and affiliates. Furthermore, this Waiver and Release will be deemed Confidential Information as defined in Section 7(a) of your Employment Agreement.

3.  Full Satisfaction. You hereby acknowledge and agree that, except for the payments specified in Section 6(f) Payments upon Termination in your Employment Agreement you will not be entitled to any other compensation or benefits from MSN, except as follows:

(a)  After the effective date of this Waiver and Release, MSN will pay you the equivalent of 12 month’s salary, as described in Section 6(f)(ii) of your Employment Agreement. These payments will be made in installments, minus applicable taxes, coinciding with MSN’s payroll period.

(b)  Upon your resignation, you will be eligible for continued coverage under MSN’s health plan COBRA provisions. During the Severance Period, as defined in your Employment Agreement, MSN will provide you such coverage at no cost to you. Thereafter, you may elect to continue your health coverage, if eligible under the terms of MSN’s COBRA policies, at the full COBRA premium.

(c)  You are also entitled to the payments set forth in Section 6(f)(i) of your Employment Agreement.

4.  General Release.

(a)  You hereby agree on behalf of yourself, your agents, assignees, attorneys, successors, assigns, heirs and executors, to, and you do hereby, fully and completely forever release MSN and its officers, directors, agents and affiliates (hereinafter collectively referred to as the “Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which you or your heirs, executors, administrators, successors and assigns ever had, now have or may have against the Releasees or any of them, in law, admiralty or equity, whether known or unknown to you, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Agreement is signed by you, including, without limitation, any claim in connection with or in relationship to your employment or other service relationship with MSN, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with MSN; provided that such released claims shall not include any claims to enforce your rights under, or with respect to, this Agreement (such released claims are collectively referred to herein as the “Released Claims”).

(b)  Notwithstanding the generality of clause (a) above, the Released Claims include, without limitation, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (ii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

(c)  You agree that you had sufficient opportunity to thoroughly discuss the implications of this Waiver and Release with independent advisors of your choice prior to signing this Waiver and Release. You are advised that you should consult with an attorney regarding the waivers and releases contained in this Waiver and Release. You are further advised that you have twenty-one (21) days from the receipt of this Waiver and Release within which to consider this Waiver and Release and return it to the Company, and you have a period of (7) days following the execution of this Waiver and Release in which you may revoke the Waiver and Release. Any sums called for in this Waiver and Release will not be paid to you until the expiration of the revocation period.

(d)  THIS MEANS THAT, BY SIGNING THIS AGREEMENT, YOU WILL HAVE WAIVED ANY RIGHT YOU MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST THE RELEASEES BASED ON ANY ACTS OR OMISSIONS OF THE RELEASEES UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT.

9.  Governing Law. This Agreement will be governed, construed and interpreted under the laws of the State of Florida, without regard to its choice of law provisions.

10.  Entire Agreement/Counterparts. Your Employment Agreement and this Agreement constitute the entire agreements between the parties. They may not be modified or changed except by written instrument executed by all parties. In addition, this Agreement may be executed in counterparts, each of which shall constitute an original and which together shall constitute a single instrument.

If this letter correctly sets forth your understanding of our agreement with respect to the foregoing matters, please so indicate by signing below on the line provided for your signature.

MEDICAL STAFFING NETWORK HOLDINGS, INC.

BY:	/s/ Susan Napolitano
Susan Napolitano
Vice President, Human Resources

DATE: January 16, 2006

BY:	/s/ Gary Peck
Gary Peck

DATE:	January 25, 2006